Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Speedemissions, Inc.
1015 Tyrone Road, Suite 710
Tyrone, Georgia 30290

We hereby consent to the use of our report dated March 30, 2016 on our audit relating to the consolidated balance sheets of Speedemissions, Inc. and subsidiaries (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations, shareholders’ deficit and cash flows for the years then ended, which is included in the Form 10-K.

Atlanta, Georgia
March 30, 2016